UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported): March 17, 2011

THE GOLDFIELD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-7525	88-0031580
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1684 West Hibiscus Blvd. Melbourne, FL	32901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (321) 724-1700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 17, 2011, the Board of Directors of The Goldfield Corporation (“Goldfield” or the “Company”) approved the actions of the Benefits and Compensation Committee of the Board of Directors (the “Committee”) set forth below with regard to compensation eligible to be earned in 2011 by John H. Sottile, Chairman, President and Chief Executive Officer of Goldfield, Stephen R. Wherry, Senior Vice President, Treasurer and Chief Financial Officer of Goldfield and Robert L. Jones, President of Southeast Power Corporation, Goldfield’s electrical construction subsidiary (“Southeast Power”). Mr. Sottile, Mr. Wherry and Mr. Jones were the executive officers named in the Summary Compensation Table of Goldfield’s 2010 Proxy Statement. Mr. Sottile, Mr. Wherry and Mr. Jones are expected to be named in the Summary Compensation Table of Goldfield’s 2011 Proxy Statement.

Annual Incentive Compensation Earned in 2010. Mr. Wherry and Mr. Jones earned a bonus award during 2010 in the amounts of $51,390.12 and $39,096.84, respectively, which will be paid in 2011 pursuant to The Goldfield Corporation Performance-Based Bonus Plan (the “Plan”). The criteria and methodology for determining Mr. Wherry’s and Mr. Jones’s 2010 bonuses were approved at the meeting of the Board of Directors held on March 18, 2010. Mr. Sottile requested that the Committee forego granting him a bonus award for 2010 and the Committee acceded to his request.

These bonuses are subject to increase or decrease based on audit adjustments made, if any, in connection with the finalization of the Company’s year-end financial statements.

Annual Incentive Compensation to be Earned in 2011. The Committee recommended to the Board of Directors, and the Board of Directors approved, bonus opportunities for Mr. Sottile, Mr. Wherry and Mr. Jones for 2011, in accordance with the provisions of the Plan. Mr. Sottile will have the opportunity to earn a bonus award up to a maximum of 50% of his base salary, and his bonus will be dependent upon the increase in Goldfield’s share price in 2011, an increase in Goldfield’s net income in 2011 and his overall executive performance in 2011, a non-quantitative factor incorporating an evaluation by the Committee of Mr. Sottile’s leadership, strategic planning, relationship management and human resources management. Mr. Wherry will have the opportunity to earn a bonus award up to a maximum of 50% of his base salary, and his bonus will be dependent upon an increase in Goldfield’s net income in 2011 and his overall executive performance in 2011, a non-quantitative factor incorporating an evaluation by the Committee of Mr. Wherry’s contributions with respect to financial management, Goldfield’s reporting and internal controls and other compliance initiatives. Mr. Jones will have the opportunity to earn a bonus award, which will be calculated as a percentage of the pre-tax earnings of Southeast Power, subject to adjustment for certain specified items, and will not be dependent upon any other factors. Bonus opportunities for Mr. Sottile, Mr. Wherry and Mr. Jones are consistent with the 2010 Plan.

2011 Base Salary Increases. In accordance with the terms of his employment contract, effective January 1, 2010, Mr. Sottile’s base salary was scheduled to increase by an amount equal to the percentage increase over the preceding twelve months in the CPI. In light of the local and national economic conditions, Mr. Sottile elected to waive for 2011 the CPI increase, notwithstanding improvements in Goldfield’s income in 2010. In addition, Mr. Sottile elected to continue his salary reduction until June 30, 2011. For 2012 and future years, the formula prescribed by the Employment Agreement and the base figures will remain as determined in the Employment Agreement as though the waiver and the election for Mr. Sottile to continue his salary reduction until June 30, 2011 had not been made. As a result of this waiver and salary reduction, Mr. Sottile’s base salary for 2011 will be decreased from $481,922.61 to an amount determined based upon an annual rate of $438,728.36 for the first six months of 2011, and an annual rate of $461,819.33 for the remainder of 2011. A copy of the letter from Mr. Sottile to the Committee with respect to the foregoing changes to his compensation is filed as Exhibit 10-1 to this Current Report on Form 8-K.

Goldfield will provide additional compensation information regarding the compensation paid to each of the named executives for the 2010 fiscal year in Goldfield’s proxy statement for the 2011 Annual Meeting of Shareholders, which is expected to be filed with the Securities and Exchange Commission in April 2011.

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Description of Exhibit

10-1	Letter dated March 22, 2011 from John H. Sottile to the Benefits and Compensation Committee of the Board of Directors of The Goldfield Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 23, 2011

THE GOLDFIELD CORPORATION

By:	/ s / STEPHEN R. WHERRY
Stephen R. Wherry
Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit	Description of Exhibit

10-1	Letter dated March 22, 2011 from John H. Sottile to the Benefits and Compensation Committee of the Board of Directors of The Goldfield Corporation.